Exhibit 4.2

DEPOSIT AGREEMENT

Dated January 24, 2019

JPMORGAN CHASE & CO.,

ISSUER,

COMPUTERSHARE INC,

AS DEPOSITARY, REGISTRAR AND TRANSFER AGENT

And

ALL HOLDERS FROM TIME TO TIME OF RECEIPTS ISSUED HEREUNDER

RELATING TO RECEIPTS, DEPOSITARY SHARES AND RELATED

6.00% NON-CUMULATIVE PREFERRED STOCK, SERIES EE

i

EXHIBIT A – Form of Face of Receipt; Form of Reverse of Receipt

EXHIBIT B – Certificate of Designations

ii

DEPOSIT AGREEMENT, dated January 24, 2019, among JPMORGAN CHASE & CO., a Delaware corporation, COMPUTERSHARE INC, a Delaware corporation, as Depositary, and all holders from time to time of Receipts (as hereinafter defined) issued hereunder.

WITNESSETH:

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of the Company’s Preferred Stock (as hereinafter defined) with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Depositary Shares representing a fractional interest in the Preferred Stock deposited and for the execution and delivery of Receipts evidencing Depositary Shares;

WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

WHEREAS, the terms and conditions of the Preferred Stock are substantially set forth in the Certificate of Designations attached hereto as Exhibit B; and

NOW, THEREFORE, in consideration of the promises contained herein, it is agreed by and among the parties hereto as follows:

ARTICLE I

Definitions

The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:

“Certificate of Designations” shall mean the certificate that amends the Certificate of Incorporation of the Company, adopted by the Board of Directors of the Company or a duly authorized committee thereof, establishing and setting forth the powers, preferences and rights of the Preferred Stock, as filed with the Secretary of State of the State of Delaware on January 23, 2019 and attached hereto as Exhibit B, and as such certificate may be amended or restated from time to time.

“Certificate of Incorporation” shall mean the certificate of incorporation of the Company, including any certificates of designations, as restated or amended from time to time.

“Company” shall mean JPMorgan Chase & Co., a Delaware corporation, and its successors.

“Deposit Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time.

“Depositary” shall mean Computershare Inc, a Delaware corporation having its principal executive office in the United States and having a combined capital and surplus of at least $50,000,000, and any successor as depositary hereunder.

“Depositary Office” shall mean the principal office of the Depositary at which at any particular time its business in respect of matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at Computershare Inc, 480 Washington Blvd. - 29th Floor, Jersey City, New Jersey 07310.

“Depositary Share” shall mean the security representing a 1/400th fractional interest in a share of Preferred Stock deposited with the Depositary hereunder and the same proportionate interest in any and all other property received by the Depositary in respect of such share of Preferred Stock and held under this Deposit Agreement, all as evidenced by the Receipts issued hereunder. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the powers, preferences and rights of the Preferred Stock represented by such Depositary Share (including the dividend, voting, redemption and liquidation rights contained in the Certificate of Designations).

“Depositary’s Agent” shall mean an agent appointed by the Depositary as provided, and for the purposes specified, in Section 7.05.

“Dividend Payment Date” shall have the meaning set forth in the Certificate of Designations.

“DTC” means The Depository Trust Company.

“DTC Receipts” has the meaning set forth in Section 2.01.

“Preferred Stock Series EE” or “Preferred Stock” shall mean shares of the Company’s 6.00% Non-Cumulative Preferred Stock, Series EE (liquidation preference $10,000 per share), $1.00 par value per share, heretofore validly issued, fully paid and nonassessable.

“Receipt” shall mean a receipt issued hereunder to evidence one or more Depositary Shares, whether in definitive or temporary form, substantially in the form set forth as Exhibit A hereto.

“record date” shall mean the date fixed pursuant to Section 4.04.

“Record holder” or “holder” as applied to a Receipt shall mean the individual, entity or person in whose name a Receipt is registered on the books maintained by the Depositary for such purpose.

“redemption date” has the meaning set forth under Section 2.03.

“redemption price” has the meaning set forth under Section 2.03.

“Registrar” shall mean Computershare Inc or any bank or trust company appointed to register ownership and transfers of Receipts and the deposited Preferred Stock, as herein provided.

“Reorganization Event” shall mean:

(1) any consolidation or merger of the Company with or into another person (other than a merger or consolidation in which the Company is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities other property of the Company or another corporation);

(2) any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of the Company; or

(3) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or any binding share exchange which reclassifies or changes its outstanding Common Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Transfer Agent” shall mean Computershare Inc or any bank or trust company appointed to transfer the Receipts and the deposited Preferred Stock, as herein provided.

ARTICLE II

Form of Receipts, Deposit of Preferred Stock, Execution and Delivery, Transfer,

Surrender and Redemption of Receipts

SECTION 2.01 Form and Transferability of Receipts. Definitive Receipts shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, in each case with appropriate insertions, modifications and omissions, as hereinafter provided. Pending the preparation of definitive Receipts, the Depositary, upon, and pursuant to, the written order of the Company delivered in compliance with Section 2.02 shall be authorized and instructed to, and shall, execute and deliver temporary Receipts which shall be substantially of the tenor of the definitive Receipts in lieu of which they are issued and in each case with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine (but which do not affect the rights or duties of the Depositary), as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Depositary Office without charge to the holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary is hereby authorized and instructed to, and shall, execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Preferred Stock deposited, as definitive Receipts.

Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary; provided, that if a Registrar for the Receipts (other than the Depositary) shall have been appointed then such Receipts shall also be countersigned by manual or facsimile signature of a duly authorized signatory of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt executed as provided above and delivered as hereinafter provided. Receipts bearing the manual or facsimile signature of a duly authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.

Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary and approved by the Company, or which the Company has determined are required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange upon which the Depositary Shares may be listed for trading or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject, in each case as directed by the Company.

Title to any Receipt (and to the Depositary Shares evidenced by such Receipt) that is properly endorsed, or accompanied by a properly executed instrument of transfer, or endorsement shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of a Receipt shall be registered on the books of the Depositary as provided in Section 2.04, the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or payments with respect to the Preferred Stock, to exercise any redemption or voting rights or to receive any notice provided for in this Deposit Agreement and for all other purposes.

Notwithstanding the foregoing, upon request by the Company, the Depositary and the Company will make application to DTC for acceptance of all or a portion of the Receipts for its book-entry settlement system. In connection with any such request, the Company hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect the acceptance of such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC, unless otherwise required by law, all Depositary Shares to be traded with book-entry settlement through DTC shall be represented by one or more receipts (the “DTC Receipts”), which shall be deposited with DTC (or its custodian) evidencing all such Depositary Shares and registered in the name of the nominee of DTC (initially expected to be Cede & Co.). The Depositary or such other entity as is agreed to by DTC may hold the DTC Receipts as custodian for DTC. Ownership of beneficial interests in the DTC Receipts shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for such DTC Receipts, or (ii) institutions that have accounts with DTC.

If issued, the DTC Receipts shall be exchangeable for definitive Receipts only if (i) DTC notifies the Company at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the Receipts and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing, (ii) DTC notifies the Company at any time that it has ceased to be a clearing agency registered under applicable law and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing or (iii) the Company executes and delivers to DTC a notice to the effect that such DTC Receipts shall be so exchangeable. If the beneficial owners of interests in Depositary Shares are entitled to exchange such interests for definitive Receipts as the result of an event described in clause (i), (ii) or (iii) of the preceding sentence, then without unnecessary delay but in any event not later than the earliest date on which such beneficial interests may be so exchanged, the Depositary is hereby directed to and shall provide written instructions to DTC to deliver to the Depositary for cancellation the DTC Receipts, and the Company shall instruct the Depositary in writing to execute and deliver to the beneficial owners of the Depositary Shares previously evidenced by the DTC Receipts definitive Receipts in physical form evidencing such Depositary Shares. The DTC Receipts shall be in such form and shall bear such legend or legends as may be appropriate or required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system. Notwithstanding any other provision herein to the contrary, if the Receipts are at any time eligible for book-entry settlement through DTC, delivery of shares of Preferred Stock and other property in connection with the withdrawal or redemption of Depositary Shares will be made through DTC and in accordance with its procedures, unless the holder of the relevant Receipt otherwise requests and such request is reasonably acceptable to the Depositary and the Company.

SECTION 2.02 Deposit of Preferred Stock; Execution and Delivery of Receipts in Respect Thereof. Concurrently with the execution of this Deposit Agreement, the Company is delivering to the Depositary a certificate or certificates, registered in the name of the Depositary and evidencing 185,000 shares of Preferred Stock, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with (i) all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and (ii) a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the Depositary Shares representing such deposited Preferred Stock registered in such names specified in such written order. The Depositary acknowledges receipt of the aforementioned 185,000 shares of Preferred Stock and related documentation and agrees to hold such deposited Preferred Stock in an account to be established by the Depositary at the Depositary Office or at such other office as the Depositary shall determine. The Company hereby appoints Computershare Inc as the Registrar and Transfer Agent for the Preferred Stock deposited hereunder and Computershare Inc hereby accepts such appointment and, as such, will reflect changes in the number of shares (including any fractional shares) of deposited Preferred Stock held by it by notation, book-entry or other appropriate method.

Upon receipt by the Depositary of a certificate or certificates for Preferred Stock deposited hereunder, together with the other documents specified above, and upon registering such Preferred Stock in the name of the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, or upon the order of, the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.02, a Receipt or Receipts for the number of whole Depositary Shares representing the Preferred Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary Office, except that, at the request, risk and expense of any person requesting such delivery, such delivery may be made at such other place as may be designated by such person. Other than in the case of splits, combinations or other reclassifications affecting the Preferred Stock, or in the case of dividends or other distributions of Preferred Stock, if any, there shall be deposited hereunder not more than the number of shares constituting the Preferred Stock as set forth in the Certificate of Designations, as such may be amended. To the extent that the Company issues shares of Preferred Stock in excess of the amount set forth in the Certificate of Designations as of the date hereof (which shares have been validly authorized by the Company), the Company shall notify the Depositary of such issuance in writing.

SECTION 2.03 Optional Redemption of Preferred Stock for Cash. Whenever the Company shall elect to redeem shares of deposited Preferred Stock for cash in accordance with the provisions of the Certificate of Designations, it shall (unless otherwise agreed in writing with the Depositary) give the Depositary not less than 15 nor more than 70 days’ prior written notice of the date fixed for redemption of such Preferred Stock (the “redemption date”) and of the number of such shares of Preferred Stock held by the Depositary to be redeemed and the applicable redemption price (the “redemption price”), as set forth in the Certificate of Designations. The Depositary shall mail, first-class, notice of the redemption of Preferred Stock and the proposed simultaneous redemption of the Depositary Shares representing the Preferred Stock to be redeemed, not less than 30 and not more than 60 days prior to the redemption date, to the holders of record on the record date fixed for such redemption pursuant to Section 4.04 of the Receipts evidencing the Depositary Shares to be so redeemed, at the addresses of such holders as the same appear on the records of the Depositary; but neither the failure to mail any such notice to one or more such holder nor any defect in any such notice shall affect the validity of the proceedings for redemption except as to the holder to whom notice was defective or not given. Notwithstanding the foregoing, if the Preferred Stock is held in book-entry form through DTC, such notice may be given in any manner permitted or required by DTC.

The Company shall prepare and provide the Depositary with such notice, and each such notice shall state: (i) the redemption date; (ii) the redemption price (including any declared and unpaid dividends); (iii) the number of shares of deposited Preferred Stock and Depositary Shares to be redeemed; (iv) if fewer than all Depositary Shares held by any holder are to be redeemed, the number of such Depositary Shares held by such holder to be so redeemed; (v) the place or places where the Preferred Stock and the Receipts evidencing Depositary Shares to be redeemed are to be surrendered for payment of the redemption price; and (vi) that on the redemption date dividends in respect of the Preferred Stock represented by the Depositary Shares to be redeemed will cease to accrue.

In the event that notice of redemption has been made as described in the immediately preceding paragraphs and the Company shall then have paid in full to the Depositary the redemption price (determined pursuant to the Certificate of Designations) of the Preferred Stock deposited with the Depositary to be redeemed, the Depositary shall redeem the number of Depositary Shares representing such Preferred Stock so called for redemption by the Company and on the redemption date (unless the Company shall have failed to pay for the shares of Preferred Stock to be redeemed by it as set forth in the Company’s notice provided for in the preceding paragraph), all dividends in respect of the shares of Preferred Stock called for redemption shall cease to accrue, the Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the redemption price (including any declared and unpaid dividends)) shall, to the extent of such Depositary Shares, cease and terminate. Upon surrender in accordance with said notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share equal to 1/400th of the redemption price per share paid in respect of the shares of Preferred Stock, plus declared and unpaid dividends thereon to the date fixed for redemption.

If less than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, together with payment of the redemption price for and all other amounts payable in respect of the Depositary Shares called for redemption, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption; provided, however, that such replacement Receipt shall be issued only in denominations of whole Depositary Shares and cash will be payable in respect of fractional interests.

If less than all of the Preferred Stock is redeemed pursuant to the Company’s exercise of its optional redemption right, the Depositary will select the Depositary Shares to be redeemed pursuant to this Section 2.03 on a pro rata basis or by lot.

SECTION 2.04 Registration of Transfers of Receipts. The Company hereby appoints Computershare Inc as the Registrar and Transfer Agent for the Receipts and Computershare Inc hereby accepts such appointment and, as such, shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by a duly authorized attorney, agent or representative properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, together with evidence of the payment by the applicable party of any transfer taxes as may be required by law. Upon such surrender, the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

SECTION 2.05 Combinations and Split-ups of Receipts. Upon surrender of a Receipt or Receipts at the Depositary Office or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

SECTION 2.06 Surrender of Receipts and Withdrawal of Preferred Stock. Any holder of a Receipt or Receipts may withdraw any number of whole shares of deposited Preferred Stock represented by the Depositary Shares evidenced by such Receipt or Receipts and all money and other property, if any, represented by such Depositary Shares by surrendering such Receipt or Receipts to the Depositary or at such other office as the Depositary may designate for such withdrawals; provided, that a holder of a Receipt or Receipts may not withdraw such Preferred Stock (or money and other property, if any, represented thereby) which has previously been called for redemption. If such holder’s Depositary Shares are being held by DTC or its nominee, DTC shall be deemed the holder hereunder for all purposes. It shall be the duty of the DTC participant or the beneficial owner to request DTC to withdraw from the book-entry system the number of Depositary Shares specified above. Upon such surrender, upon payment of the fee of the Depositary for the surrender of Receipts to the extent provided in Section 5.06 and payment of all taxes and governmental charges in connection with such surrender and withdrawal of Preferred Stock, and subject to the terms and conditions of this Deposit Agreement, without unreasonable delay, the Depositary shall deliver to such holder, or to the person or persons designated by such holder as hereinafter provided, the number of whole shares of such Preferred Stock and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such Preferred Stock hereunder or to receive Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of deposited Preferred Stock to be withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Preferred Stock and such money and other property, if any, to be withdrawn, deliver to such holder, or (subject to Section 2.04) upon his order, a new Receipt or Receipts evidencing such excess number of Depositary Shares. Delivery of such Preferred Stock and such money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer.

If the deposited Preferred Stock and the money and other property being withdrawn are to be delivered to a person or persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of Preferred Stock, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such shares of Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank.

The Depositary shall deliver the deposited Preferred Stock and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal at the Depositary Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.

SECTION 2.07 Limitations on Execution and Delivery, Transfer, Split-up, Combination, Surrender and Exchange of Receipts. As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge and stock transfer or registration fee with respect thereto (including any such tax or charge with respect to the Preferred Stock being deposited or withdrawn); (ii) the production of evidence satisfactory to it as to the identity and genuineness of any signature (or the authority of any signature); and (iii) compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement as may be required by any securities exchange on which the deposited Preferred Stock, the Depositary Shares or the Receipts may be included for quotation or listed or any applicable self-regulatory body.

The deposit of Preferred Stock may be refused, the delivery of Receipts against Preferred Stock may be suspended, the transfer of Receipts may be refused, and the transfer, split-up, combination, surrender, exchange or redemption of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if any such action is deemed reasonably necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any other provision of this Deposit Agreement.

SECTION 2.08 Lost Receipts, etc. In case any Receipt shall be mutilated and surrendered to the Depositary or destroyed or lost or stolen, the Depositary shall execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt; provided, that the holder thereof shall have (a) filed with the Depositary (i) a request for such execution and delivery before the Depositary has notice that the Receipt has been acquired by a protected purchaser and (ii) an indemnity bond and (b) satisfied any other reasonable requirements imposed by the Depositary.

SECTION 2.09 Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized, but not required, to destroy such Receipts so cancelled.

SECTION 2.10 No Pre-Release. The Depositary shall not deliver any deposited Preferred Stock evidenced by Receipts prior to the receipt and cancellation of such Receipts or other similar method used with respect to Receipts held by DTC. The Depositary shall not issue any Receipts prior to the receipt by the Depositary of the corresponding Preferred Stock evidenced by such Receipts. At no time will any Receipts be outstanding if such Receipts do not represent Preferred Stock deposited with the Depositary.

ARTICLE III

Certain Obligations of Holders of Receipts and the Company

SECTION 3.01 Filing Proofs, Certificates and Other Information. Any person presenting Preferred Stock for deposit or any holder of a Receipt may be required from time to time to file with the Depositary such proof of residence, guarantee of signature or other information and to execute such certificates as the Depositary may reasonably deem necessary or proper or the Company may reasonably require by written request to the Depositary. The Depositary or the Company may withhold or delay the delivery of any Receipt, the transfer, redemption or exchange of any Receipt, the withdrawal of the deposited Preferred Stock represented by the Depositary Shares evidenced by any Receipt, the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof, until such proof or other information is filed, or such certificates are executed.

SECTION 3.02 Payment of Fees and Expenses. Holders of Receipts shall be obligated to make payments to the Depositary of certain fees and expenses and taxes or other governmental charges to the extent provided in Section 5.06, or provide evidence satisfactory to the Depositary that such fees and expenses and taxes or other governmental charges have been paid. Until such payment is made, transfer of any Receipt or any withdrawal of the Preferred Stock or money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused, any dividend or other distribution may be withheld, and any part or all of the Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder a reasonable number of days prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such fees or expenses, the holder of such Receipt remaining liable for any deficiency.

SECTION 3.03 Representations and Warranties as to Preferred Stock. In the case of the initial deposit of the Preferred Stock hereunder, the Company represents and warrants that such Preferred Stock and each certificate therefor are validly issued, fully paid and nonassessable. Such representations and warranties shall survive the deposit of the Preferred Stock and the issuance of Receipts.

SECTION 3.04 Representation and Warranty as to Receipts and Depositary Shares. The Company hereby represents and warrants that the Receipts, when issued, will evidence legal and valid interests in the Depositary Shares and each Depositary Share will represent a legal and valid 1/400 fractional interest in a share of deposited Preferred Stock represented by such Depositary Share. Such representation and warranty shall survive the deposit of the Preferred Stock and the issuance of Receipts evidencing the Depositary Shares.

ARTICLE IV

The Preferred Stock; Notices

SECTION 4.01 Cash Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on the deposited Preferred Stock, including any cash received upon redemption of any shares of Preferred Stock pursuant to Section 2.03, the Depositary shall, subject to Sections 3.01 and 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of such sum as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required by law to and shall withhold from any cash dividend or other cash distribution in respect of the Preferred Stock represented by the Receipts held by any holder an amount on account of taxes or as otherwise required by law, regulation or court process, the amount made available for distribution or distributed in respect of Depositary Shares represented by such Receipts subject to such withholding shall be reduced accordingly. The Depositary, however, shall distribute or make available for distribution, as the case may be, only such amount as can be distributed without attributing to any holder of Receipts a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent and so distributed to registered holders entitled thereto and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next succeeding distribution to record holders of such Receipts. Each holder of a Receipt shall provide the Depositary with a properly completed Form W-8 (i.e., Form W-8BEN, Form W-8BEN-E, Form W-8EXP, Form W-8IMY, Form W-8ECI or another applicable Form W-8) or Form W-9 (which form shall set forth such holder’s certified taxpayer identification number if requested on such form), as may be applicable. Each holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence the Internal Revenue Code of 1986 as amended, may require withholding by the Depositary of a portion of any of the distribution to be made hereunder.

SECTION 4.02 Distributions Other Than Cash. Whenever the Depositary shall receive any distribution other than cash on the deposited Preferred Stock, the Depositary shall, subject to Sections 3.01 and 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Depositary and the Company may deem equitable and practicable for accomplishing such distribution. The Depositary shall not make any distribution of securities to the holders of Receipts unless the Company shall have provided to the Depositary an opinion of counsel stating that such securities have been registered under the Securities Act or do not need to be registered. If in the opinion of the Depositary such distribution cannot be made proportionately among such record holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes) the Depositary deems, after consultation with the Company, such distribution not to be feasible, the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall be, subject to Sections 3.01 and 3.02, distributed or made available for distribution, as the case may be, by the Depositary to record holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash.

SECTION 4.03 Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the persons in whose names deposited Preferred

Stock is registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct (including by the issue to such record holders of warrants representing such rights, preferences or privileges); provided, however, that (a) if at the time of issue or offer of any such rights, preferences or privileges the Company determines upon advice of its legal counsel that it is not lawful or feasible to make such rights, preferences or privileges available to the holders of Receipts (by the issue of warrants or otherwise) or (b) if and to the extent instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, if so directed by the Company and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash. The Depositary shall not make any distribution of such rights, preferences or privileges, unless the Company shall have provided to the Depositary an opinion of counsel stating that such rights, preferences or privileges have been registered under the Securities Act or do not need to be registered.

If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees that it will promptly notify the Depositary of such requirement, that it will promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its commercially reasonable efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such a registration statement shall have become effective or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act.

If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees that it will promptly notify the Depositary of such requirement and to use its commercially reasonable efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

The Depositary will not be deemed to have any knowledge of any item for which it is supposed to receive notification under any Section of this Deposit Agreement unless and until it has received such notification.

SECTION 4.04 Notice of Dividends; Fixing of Record Date for Holders of Receipts. Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any powers, preferences or rights shall at any time be offered, with respect to the deposited Preferred Stock, or whenever the Depositary shall receive notice of (i) any meeting at which holders of such Preferred Stock are entitled to vote or of which holders of such Preferred Stock are entitled to notice or (ii) any election on the part of the Company to redeem any shares of such Preferred Stock, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Preferred Stock) for the determination of the holders of Receipts who shall be entitled to receive such dividend, distribution, powers, preferences or rights or the net proceeds of the sale thereof; to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or whose Depositary Shares are to be so redeemed.

SECTION 4.05 Voting Rights. Upon receipt of notice of any meeting at which the holders of deposited Preferred Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the record holders of Receipts a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date fixed pursuant to Section 4.04 will be entitled, subject to any applicable provision of law, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by their respective Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such record date, the Depositary shall insofar as practicable vote or cause to be voted the amount of Preferred Stock represented by the Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. To the extent any such instructions request the voting of a fractional interest of a share of deposited Preferred Stock, the Depositary shall aggregate such interest with all other fractional interests resulting from requests with the same voting instructions and shall vote the number of whole votes resulting from such aggregation in accordance with the instructions received in such requests. Each share of Preferred Stock is entitled to one vote and, accordingly, each Depositary Share is entitled to 1/400th of a vote. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Preferred Stock or cause such Preferred Stock to be voted. In the absence of specific instructions from the holder of a Receipt, the Depositary will not vote Depositary Shares held by it. In the absence of authorization from the holder of a Receipt, the Depositary will abstain from voting (but, at its discretion, not from appearing at any meeting with respect to the Preferred Stock unless directed to the contrary by the record holders of all the related Receipts) to the extent of the shares of Preferred Stock (or portion thereof) represented by the applicable Depositary Shares evidenced by such Receipt.

SECTION 4.06 Changes Affecting Preferred Stock and Reorganization Events. Upon any change in liquidation preference, par or stated value, split-up, combination or any other reclassification of the Preferred Stock, any Reorganization Event or any exchange of the Preferred Stock for cash, securities or other property, the Depositary shall, upon the written instructions of the Company setting forth any of the following adjustments, (i) reflect such adjustments in the Depositary’s books and records in (a) the fraction of an interest represented by one Depositary Share in one share of Preferred Stock and (b) the ratio of the redemption price per Depositary Share to the redemption price of a share of Preferred Stock, as may be required by or as is consistent with the provisions of the Certificate of Designations to fully reflect the effects of such change in liquidation preference, par or stated value, split-up, combination or other reclassification of Preferred Stock, of such Reorganization Event or of such exchange and (ii) treat any shares of stock or other securities or property (including cash) that shall be received by the Depositary in exchange for or in respect of the Preferred Stock as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thenceforth represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or in respect of such Preferred Stock. In any such case the Depositary may, upon the receipt of written request of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property. Anything to the contrary herein notwithstanding, holders of Receipts shall have the right from and after the effective date of any such change in liquidation preference, par or stated value, split-up, combination or other reclassification of the Preferred Stock or any such recapitalization, reorganization, merger, amalgamation or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash into which the Preferred Stock represented by such Receipts might have been converted or for which such Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.

SECTION 4.07 Inspection of Reports. The Depositary shall make available for inspection by record holders of Receipts at the Depositary Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are both received by the Depositary as the holder of deposited Preferred Stock and made generally available to the holders of the Preferred Stock. In addition, the Depositary shall transmit, upon written request by the Company, certain notices and reports to the holders of Receipts as provided in Section 7.04.

SECTION 4.08 Lists of Receipt Holders. Promptly upon request from time to time by the Company, the Registrar shall furnish to the Company a list, as of a recent date specified by the Company, of the names, addresses and holdings of Depositary Shares of all persons in whose names Receipts are registered on the books of the Registrar.

ARTICLE V

The Depositary and the Company

SECTION 5.01 Maintenance of Offices, Agencies and Transfer Books by the Depositary and the Registrar. The Depositary shall maintain at the Depositary Office facilities for the execution and delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Preferred Stock and at the offices of the Depositary’s Agents, if any, facilities for the delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Preferred Stock, all in accordance with the provisions of this Deposit Agreement.

The Registrar shall keep books at the Depositary Office for the registration and transfer of Receipts, which books at all reasonable times, shall be open for inspection by the record holders of Receipts as provided by applicable law. The Company may cause the Registrar to close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

If the Receipts or the Depositary Shares evidenced thereby or the Preferred Stock represented by such Depositary Shares shall be listed on the New York Stock Exchange or any other stock exchange, the Depositary may, with the written approval of the Company, appoint a registrar (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with the requirements of such exchange. Such registrar (which may be the Registrar if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Registrar upon the request or with the written approval of the Company. If the Receipts, such Depositary Shares or such Preferred Stock are listed on one or more other stock exchanges, the Registrar will, at the request and expense of the Company, arrange such facilities for the delivery, transfer, surrender, redemption and exchange of such Receipts, such Depositary Shares or such Preferred Stock as may be required by law or applicable stock exchange regulations.

SECTION 5.02 Prevention or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Company. None of the Depositary, any Depositary’s Agent, any Registrar, any Transfer Agent, or the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar or Transfer Agent, by reason of any provision, present or future, of the Certificate of Incorporation or, in the case of the Company, the Depositary, the Depositary’s Agent, the Transfer Agent or the Registrar, by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, any Depositary’s Agent, the Transfer Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, the Transfer Agent, any Registrar or the Company incur any liability to any holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement.

SECTION 5.03 Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Company. The Company does not assume any obligation or shall be subject to any liability under this Deposit Agreement or any Receipt to holders of Receipts other than from acts or omissions arising out of conduct constituting gross negligence or willful misconduct in the performance of such duties as are specifically set forth in this Deposit Agreement. Neither the Depositary nor any Depositary’s Agent nor any Transfer Agent or Registrar assumes any obligation or shall be subject to any liability under this Deposit Agreement to holders of Receipts, the Company or any other person or entity other than for its gross negligence or willful misconduct (which gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Notwithstanding anything to the contrary contained herein, neither the Depositary, nor any Depositary’s Agent nor any Transfer Agent or Registrar shall be liable for any special, indirect, incidental, consequential, punitive or exemplary damages, including but not limited to, lost profits, even if such person or entity alleged to be liable has knowledge of the possibility of such damages. Any liability of the Depositary and any Registrar or Transfer Agent under this Deposit Agreement will be limited to the amount of annual fees paid by the Company to the Depositary or any Registrar or Transfer Agent.

None of the Depositary, any Depositary’s Agent, any Registrar or Transfer Agent or the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the deposited Preferred Stock, Depositary Shares or Receipts that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

None of the Depositary, any Depositary’s Agent, any Registrar or Transfer Agent or the Company shall be liable for any action or any failure to act by it in reliance upon the advice of legal counsel or accountants, or information provided by any person presenting Preferred Stock for deposit or any holder of a Receipt. The Depositary, any Depositary’s Agent, any Registrar or Transfer Agent and the Company may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company, and shall incur no liability and shall be entitled to the full indemnification set forth in Section 5.05 in connection with any action so taken.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the deposited Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action does not result from bad faith, gross negligence or willful misconduct of the Depositary (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Depositary undertakes, and any Registrar or Transfer Agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Agreement against the Depositary or any Registrar or Transfer Agent.

The Depositary, its parent, affiliate, or subsidiaries, any Depositary’s Agent, and any Registrar or Transfer Agent may own, buy, sell or deal in any class of securities of the Company and its affiliates and in Receipts or Depositary Shares or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary or the. Depositary’s Agent hereunder. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.

It is intended that neither the Depositary nor any Depositary’s Agent shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any Depositary’s Agent are acting only in a ministerial capacity as Depositary for the deposited Preferred Stock; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary.

Neither the Depositary (or its officers, directors, employees, agents or affiliates) nor any Depositary’s Agent makes any representation or has any responsibility as to the validity of the registration statement pursuant to which the Depositary Shares are registered under the Securities Act, the deposited Preferred Stock, the Depositary Shares, the Receipts (except its countersignature thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement.

The Company agrees that it will register the deposited Preferred Stock and the Depositary Shares in accordance with the applicable federal securities laws.

In the event the Depositary, the Depositary’s Agent or any Registrar or Transfer Agent believes any ambiguity or uncertainty exists in any notice, instruction, direction, request or other communication, paper or document received by it pursuant to this Deposit Agreement, the Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall promptly notify the Company of the details of such alleged ambiguity or uncertainty, and may, in its sole discretion, refrain from taking any action, and the Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall be fully protected and shall incur no liability to any person from refraining from taking such action, absent bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), unless and until (i) the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction or (ii) the Depositary, the Depositary’s Agent, Transfer Agent or Registrar receives written instructions with respect to such matter signed by the Company that eliminates such ambiguity or uncertainty to the satisfaction of the Depositary, the Depositary’s Agent, Transfer Agent or Registrar.

Whenever in the performance of its duties under this Deposit Agreement, the Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided and established by a certificate signed by any one of the Chief Executive Officer, any Vice Chairman, the Chief Financial Officer, the Chief Operating Officer, any Executive Vice President, the Corporate Treasurer, any Managing Director, any Vice President, the Corporate Secretary, any Assistant Corporate Secretary or any Attorney-in-Fact of the Company and delivered to the Depositary, the Depositary’s Agent, Transfer Agent or Registrar; and such certificate shall be full and complete authorization and protection to the Depositary, the Depositary’s Agent, Transfer Agent or Registrar and the Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall incur no liability for or in respect of any action taken, suffered or omitted by it under the provisions of this Deposit Agreement in reliance upon such certificate. The Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall not be liable for or by reason of any of the statements of fact or recitals contained in this Deposit Agreement or in the Receipts (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

The Depositary, the Depositary’s Agent, Transfer Agent or Registrar will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Receipts, Preferred Stock or Depositary Shares.

Notwithstanding anything herein to the contrary, no amendment to the Certificate of Designations shall affect the rights, duties, obligations or immunities of the Depositary, Transfer Agent, the Depositary’s Agent or Registrar hereunder.

The Depositary, Transfer Agent and any Registrar hereunder:

(i) shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties;

(ii) shall have no obligation to make payment hereunder unless the Company shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;

(iii) shall not be obligated to take any legal or other action hereunder; if, however, the Depositary determines to take any legal or other action hereunder, and, where the taking of such action might in the Depositary’s judgment subject or expose it to any expense or liability, the Depositary shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(iv) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to the Depositary and believed by the Depositary to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;

(v) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to the Depositary’s actions as depositary covered by this Deposit Agreement (or supplementing or qualifying any such actions) of officers of the Company;

(vi) may consult counsel satisfactory to it, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Depositary hereunder in accordance with the advice of such counsel;

(vii) shall not be called upon at any time to advise any person with respect to the Depositary Shares or Receipts;

(viii) shall not be liable or responsible for any recital herein, contained in any documents relating hereto or the Depositary Shares or Receipts; and

(ix) shall not be liable in any respect on account of the identity, authority or rights of the parties (other than with respect to the Depositary) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Deposit Agreement.

The obligations of the Company set forth in this Section 5.03 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement.

SECTION 5.04 Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Company by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary. If a successor depositary shall not have been appointed and have accepted appointment in 60 days, the resigning Depositary may petition a court of competent jurisdiction to appoint a successor depositary. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all rights, title and interest in the deposited Preferred Stock and any moneys or property held hereunder to such successor and shall deliver to such successor a list of the record holders of all outstanding Receipts. Any successor Depositary shall promptly mail notice of its appointment to the record holders of Receipts.

Any corporation or other entity into or with which the Depositary may be merged, consolidated or converted, or any corporation or other entity to which all or a substantial part of the assets of the Depositary may be transferred, shall be the successor of such Depositary without the execution or filing of any document or any further act. Such successor depositary may execute the Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

The provisions of this Section 5.04 as they apply to the Depositary apply to the Registrar and Transfer Agent, as if specifically enumerated herein.

SECTION 5.05 Indemnification by the Company. The Company shall indemnify the Depositary, any Depositary’s Agent and any Transfer Agent or Registrar against, and hold each of them harmless from, any loss, liability, damage, cost or expense (including the costs and expenses of defending itself) which may arise out of (i) acts performed or omitted in connection with this Deposit Agreement and the Receipts (a) by the Depositary, any Transfer Agent or Registrar or any of their respective agents (including any Depositary’s Agent), except for any liability arising out of gross negligence or willful misconduct (each as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on the respective parts of any such person or persons, or (b) by the Company or any of its agents, or (ii) the offer, sale or registration of the Receipts or shares of Preferred Stock pursuant to the provisions hereof. The obligations of the Company set forth in this Section 5.05 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement. In no event shall the Depositary have any right of set off or counterclaim against the Depositary Shares or the Preferred Stock.

SECTION 5.06 Fees, Charges and Expenses. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company shall pay all charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares and any redemption of the Preferred Stock at the option of the Company. All other transfer and other taxes and governmental charges and fees for the withdrawal of Preferred Stock upon surrender of Receipts shall be at the expense of holders of Depositary Shares. The Depositary may refuse to effect any transfer of a Receipt or any withdrawal of shares of Preferred Stock evidenced thereby until all such taxes and charges with respect to such Receipt or shares of Preferred Stock are paid by the holder thereof. If, at the request of a holder of Receipts, the Depositary incurs charges or expenses for which it is not otherwise liable hereunder, such holder will be liable for such charges and expenses, provided, however, that the Depositary need not incur such charges or expenses if repayment of such amounts is not reasonably assured to it. All other charges and expenses of the Depositary and any Depositary’s Agent hereunder and of any Registrar and Transfer Agent (including, in each case, fees and expenses of counsel) incident to the performance of their respective obligations hereunder will be paid upon consultation and agreement between the Depositary and the Company as to the amount and nature of such charges and expenses. The Depositary shall present its statement for charges and expenses to the Company once every three months or at such other intervals as the Company and the Depositary may agree.

ARTICLE VI

Amendment and Termination

SECTION 6.01 Amendment. The form of the Receipts and any provision of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of holders of Receipts in any respect that the Company and the Depositary may deem necessary or desirable; provided, however that no such amendment (other than any change in the fees of any Depositary, Registrar or Transfer Agent that are payable by the Company) which (i) shall materially and adversely alter the rights of the holders of Receipts or (ii) would be materially and adversely inconsistent with the rights granted to the holders of the Preferred Stock pursuant to the Certificate of Incorporation shall be effective unless such amendment shall have been approved by the holders of Receipts evidencing at least a majority of the Depositary Shares then outstanding. In no event shall any amendment impair the right, subject to the provisions of Section 2.06 and Section 2.07 and Article III, of any holder of any Receipts evidencing such Depositary Shares to surrender any Receipt with instructions to the Depositary to deliver to the holder the deposited Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby.

SECTION 6.02 Termination. This Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares shall have been redeemed pursuant to Section 2.03 or (ii) there shall have been made a final distribution in respect of the deposited Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Shares pursuant to Section 4.01 or 4.02, as applicable.

Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Transfer Agent or Registrar under Section 5.05 and Section 5.06.

ARTICLE VII

Miscellaneous

SECTION 7.01 Counterparts. This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Deposit Agreement.

SECTION 7.02 Exclusive Benefits of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

SECTION 7.03 Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby; provided, however, that if such provision affects the rights, duties, liabilities or obligations of the Depositary, the Depositary shall be entitled to resign immediately.

SECTION 7.04 Notices. Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission confirmed by letter, addressed to the Company at:

JPMorgan Chase & Co.

Four New York Plaza, 8th floor

New York, New York 10004

Attention: Office of the Corporate Secretary

or at any other address of which the Company shall have notified the Depositary in writing.

Any notices to be given to the Depositary, Transfer Agent or Registrar hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or telecopier confirmed by letter, addressed to the Depositary:

Computershare Inc

480 Washington Blvd. - 29th Floor

Jersey City, NJ 07310

Attention: Sean McLoughlin

Facsimile: (201) 680-4604

Any notices given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if transmitted through the facilities of DTC in accordance with DTC’s procedures or personally delivered or sent by mail, recognized next-day courier service or telecopier confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary; provided that any record holder may direct the Depositary to deliver notices to such record holder at an alternate address or in a specific manner that is reasonably requested by such record holder in a written request timely filed with the Depositary and that is reasonably acceptable to the Depositary.

Delivery of a notice sent by mail shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile message) is deposited, postage prepaid, in a post office letter box, or in the case of a next-day courier service, when deposited with such courier, courier fees prepaid. The Depositary or the Company may, however, act upon any facsimile message received by it from the other or from any holder of a Receipt, notwithstanding that such facsimile message shall not subsequently be confirmed by letter as aforesaid.

SECTION 7.05 Depositary’s Agents. The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will notify the Company of any such action.

SECTION 7.06 Holders of Receipts Are Parties. The holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof to the same extent as though such person executed this Deposit Agreement.

SECTION 7.07 Governing Law. This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 7.08 Inspection of Deposit Agreement and Certificate of Designations. Copies of this Deposit Agreement and the Certificate of Designations shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Depositary Office by any holder of any Receipt.

SECTION 7.09 Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or to have any bearing upon the meaning or interpretation of any provision.

IN WITNESS WHEREOF, JPMorgan Chase & Co. and Computershare Inc have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof

JPMORGAN CHASE & CO.,

By:	/s/ Irene Apotovsky
	Name:	Irene Apotovsky
	Title:	Managing Director

COMPUTERSHARE INC, as Depositary, Registrar and Transfer Agent,

By:	/s/ Sean McLoughlin
	Name:	Sean McLoughlin
	Title:	Vice President Relationship Manager

EXHIBIT A

Form of Face of Receipt; Form of Reverse of Receipt

UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE DEPOSIT AGREEMENT REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Aggregate Amount of Depositary Shares:

Certificate Number	Number of Depositary Shares:

CUSIP NO.:

RECEIPT FOR DEPOSITARY SHARES,

Each Representing a 1/400th Interest in a Share of

6.00% Non-Cumulative Preferred Stock, Series EE

(par value $1.00 per share)

(liquidation preference $10,000 per share)

of

JPMORGAN CHASE & CO.

Computershare Inc, as Depositary (the “Depositary”), hereby certifies that Cede & Co. is the registered owner of                  Depositary Shares (“Depositary Shares”), equivalent to $                 aggregate amount, each Depositary Share representing 1/400th of one share of 6.00% Non-Cumulative Preferred Stock, Series EE, $1.00 par value per share and liquidation preference of $10,000 per share, of JPMorgan Chase & Co., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement, dated January 24, 2019 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of Receipts for Depositary Shares. By accepting this Receipt for the Depositary Shares, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer or, if a Registrar in respect of the Receipts (other than the Depositary) shall have been appointed, by the manual signature of a duly authorized officer of such Registrar.

Dated:

Computershare Inc, as Depositary

By:
Authorized Signatory

The following abbreviations when used in the instructions on the face of this receipt shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenant in common	UNIF GIFT MIN ACT -
Custodian
(Cust) (Minor)

TEN ENT - as tenants by the entireties	Under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right of survivorship
and not as tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

For value received,                                           hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE, AS APPLICABLE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

INCLUDING POSTAL ZIP CODE OF ASSIGNEE

                                          Depositary Shares, equivalent to                  aggregate amount, represented by the within Receipt, and do hereby irrevocably constitute and appoint                                           Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated
NOTICE: The signature to the assignment must corresponds with the name as written upon the face of this Receipt in every particular, without alteration or enlargement

SIGNATURE GUARANTEED

NOTICE: The signature(s) should be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent. Guarantees by a notary public are not acceptable.

EXHIBIT B

Certificate of Designations

CERTIFICATE OF DESIGNATIONS, POWERS,

PREFERENCES AND RIGHTS

OF THE

6.00% NON-CUMULATIVE PREFERRED STOCK, SERIES EE

($10,000.00 liquidation preference per share)

OF

JPMORGAN CHASE & CO.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

JPMORGAN CHASE & CO., a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolution was duly adopted by the Stock Committee of the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation and pursuant to the authority duly delegated to the Stock Committee by the Board of Directors:

RESOLVED, that the Corporation be, and hereby is, authorized to issue a new series of its preferred stock, par value $1.00 per share, with a liquidation preference, in the aggregate, of $1,850,000,000, on the following terms and with the following designations, powers, preferences and rights:

1. Designation and Amount. The series of preferred stock, par value $1.00 per share, shall be designated as the “6.00% Non-Cumulative Preferred Stock, Series EE” (the “Series EE Preferred Stock”). The Series EE Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series EE Preferred Stock shall be 185,000 shares.

2. Dividends.

(a) Holders of the Series EE Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, out of assets legally available for payment, non-cumulative cash dividends based on the liquidation preference of $10,000 per share of the Series EE Preferred Stock.

If declared by the Board of Directors or any duly authorized committee of the Board of Directors, the Corporation shall pay dividends on the Series EE Preferred Stock quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2019 (each such day on which dividends are payable a “Dividend Payment Date”). In the event that any Dividend Payment Date falls on a day that is not a Business Day (as defined below), the dividend payment due on that date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement. The period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date is referred to herein as a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the original issue date of the Series EE Preferred Stock to but excluding the next Dividend Payment Date.

Dividends on each share of the Series EE Preferred Stock shall accrue from the original issue date at a rate equal to 6.00% per annum on the liquidation preference of $10,000 per share, for each Dividend Period.

Each such dividend shall be paid to the holders of record of the shares of the Series EE Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 30 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or any duly authorized committee of the Board of Directors. The amount of dividends payable shall be calculated on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

A “Business Day” shall mean any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

(b) Dividends on shares of the Series EE Preferred Stock shall be non-cumulative. To the extent that any dividends on shares of the Series EE Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of shares of the Series EE Preferred Stock shall have no right to receive, accrued and unpaid dividends for such Dividend Period on or after the Dividend Payment Date for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series EE Preferred Stock or for any future dividend period with respect to any other series of preferred stock or the common stock. The Corporation shall not pay interest or any sum of money instead of interest in respect of any dividend that is not declared, or if declared is not paid, on the Series EE Preferred Stock.

(c) No full dividends shall be declared or paid or set aside for payment on preferred stock of any series ranking as to dividends on a parity with or junior to the Series EE Preferred Stock for any period unless full dividends on the shares of the Series EE Preferred Stock for the most recently completed Dividend Period have been or contemporaneously are declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for such payment). When dividends are not paid in full as aforesaid upon the shares of the Series EE Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series EE Preferred Stock, all dividends declared and paid upon the shares of the Series EE Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series EE Preferred Stock shall be declared and paid pro rata. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then-current dividends due on the shares of the Series EE Preferred Stock and (i) in the case of any series of non-cumulative preferred stock ranking on

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a parity as to dividends with the Series EE Preferred Stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative preferred stock ranking on a parity as to dividends with the Series EE Preferred Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock.

(d) So long as any shares of the Series EE Preferred Stock are outstanding, (i) no dividend (other than a dividend in common stock or in any other capital stock ranking junior to the Series EE Preferred Stock as to dividends and upon liquidation, dissolution or winding-up) shall be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon the common stock or upon any other capital stock ranking junior to the Series EE Preferred Stock as to dividends or upon liquidation, dissolution or winding-up, and (ii) no common stock or other capital stock ranking junior to or on a parity with the Series EE Preferred Stock as to dividends or upon liquidation, dissolution or winding-up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such capital stock) by the Corporation (except (1) by conversion into or exchange for capital stock ranking junior to the Series EE Preferred Stock, (2) as a result of reclassification into capital stock ranking junior to the Series EE Preferred Stock, (3) through the use of the proceeds of a substantially contemporaneous sale of shares of capital stock ranking junior to the Series EE Preferred Stock or, in the case of capital stock ranking on a parity with the Series EE Preferred Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of capital stock ranking on a parity with the Series EE Preferred Stock, (4) in the case of capital stock ranking on a parity with the Series EE Preferred Stock, pursuant to pro rata offers to purchase all or a pro rata portion of the shares of the Series EE Preferred Stock and such capital stock ranking on a parity with the Series EE Preferred Stock, (5) in connection with the satisfaction of the Corporation’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the most recently completed Dividend Period, or (6) any purchase, redemption or other acquisition of capital stock ranking junior to the Series EE Preferred Stock pursuant to any employee, consultant or director incentive or benefit plans or arrangements of the Corporation or any of its subsidiaries (including any employment, severance or consulting arrangements) adopted before or after the issuance of the Series EE Preferred Stock), unless, in each case, full dividends on all outstanding shares of the Series EE Preferred Stock shall have been declared and paid or a sum sufficient for the payment thereof set aside for such payment in respect of the most recently completed Dividend Period. However, the foregoing will not restrict the ability of the Corporation or any of its affiliates to engage in underwriting, stabilization, market-making or similar transactions in the capital stock of the Corporation in the ordinary course of business.

Subject to the conditions in this Section 2, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on the common stock and any other capital stock ranking junior to or on a parity with the Series EE Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series EE Preferred Stock will not be entitled to participate in those dividends.

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3. Liquidation Preference.

(a) Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the shares of the Series EE Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution shall be made on the common stock or on any other capital stock ranking junior to the Series EE Preferred Stock upon liquidation, dissolution or winding-up of the Corporation, the amount of $10,000 per share, plus an amount equal to any declared and unpaid dividends on each such share without accumulation of undeclared dividends.

(b) After the payment to the holders of the shares of the Series EE Preferred Stock of the full preferential amounts provided for in this Section 3, the holders of the Series EE Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(c) If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the shares of the Series EE Preferred Stock and any other shares of capital stock ranking as to any such distribution of assets of the Corporation on a parity with the shares of the Series EE Preferred Stock are not paid in full, the holders of the shares of the Series EE Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributions to which they are entitled.

(d) Neither the sale of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation for the purposes of this Section 3.

4. Preemption and Conversion. The holders of the Series EE Preferred Stock shall not have any preemptive or conversion rights.

5. Voting Rights.

(a) The Series EE Preferred Stock shall have no voting rights, except as provided below or as otherwise specifically required by law.

(b) Whenever, at any time or times, dividends on the shares of the Series EE Preferred Stock have not been paid for an aggregate of six or more quarterly Dividend Periods, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series EE Preferred Stock shall have the right, with holders of shares of any other class or series of Parity Preferred Stock outstanding at the time upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders and at each subsequent annual meeting of stockholders until full dividends have been paid on the Series EE Preferred Stock for at least four quarterly consecutive Dividend Periods at which time such right shall terminate, except as expressly provided herein or by law, subject to revesting in the event of each and every subsequent default of the character above mentioned.

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Upon any termination of the right of the holders of shares of the Series EE Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of shares of the Series EE Preferred Stock voting together as a class with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. Any vacancy created by removal with or without cause may be filled only by the affirmative vote of the holders of shares of the Series EE Preferred Stock voting together as a class with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) So long as any shares of the Series EE Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series EE Preferred Stock and any Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series EE Preferred Stock as to dividends or upon liquidation, dissolution or winding-up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series EE Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series EE Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series EE Preferred Stock.

Notwithstanding the foregoing, (1) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series EE Preferred Stock as to dividends or upon liquidation, dissolution or winding-up, shall not be deemed to adversely affect such powers, preferences or special rights and (2) a merger or consolidation of the Corporation with or into another entity in which (a) the shares of the Series EE Preferred Stock remain outstanding or (b) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series EE Preferred Stock in each case shall not be deemed to adversely affect the powers, preferences or special rights of the Series EE Preferred Stock.

(d) In exercising the voting rights set forth in this Section 5 or when otherwise granted voting rights by operation of law or by the Corporation, each share of the Series EE Preferred Stock shall be entitled to one vote.

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(e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the Series EE Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of the Series EE Preferred Stock shall have been redeemed or shall have been called for redemption by the giving of notice thereof pursuant to Section 6(c) below and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

6. Redemption.

(a) The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets legally available therefor the Series EE Preferred Stock on any Dividend Payment Date on or after March 1, 2024 in whole, or from time to time in part, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends on the shares of the Series EE Preferred Stock called for redemption up to the redemption date. Subject to Section 6(e), dividends shall cease to accrue on such shares on the redemption date, without accumulation of undeclared dividends.

(b) At any time within 90 days after a Capital Treatment Event (as defined below), the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may provide notice of its intent to redeem the Series EE Preferred Stock in accordance with the procedures described below, and the Corporation may subsequently redeem, out of assets legally available therefor, the Series EE Preferred Stock in whole, but not in part, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends on the shares of the Series EE Preferred Stock called for redemption up to the redemption date. Subject to Section 6(e), dividends shall cease to accrue on such shares on the redemption date, without accumulation of undeclared dividends.

“Capital Treatment Event” shall mean the good faith determination by the Corporation that, as a result of any:

(i) amendment to, or change or any announced prospective change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series EE Preferred Stock;

(ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series EE Preferred Stock; or

(iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series EE Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation amount of all shares of the Series EE Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series EE Preferred Stock is outstanding.

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(c) Notice of every redemption of shares of the Series EE Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series EE Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series EE Preferred Stock. Each notice of redemption shall state (i) the redemption date; (ii) the number of shares of the Series EE Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates representing such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series EE Preferred Stock is held in book-entry form through The Depository Trust Company, the Corporation may give such notice in any manner permitted or required by The Depository Trust Company.

(d) In the case of any redemption of only part of the shares of the Series EE Preferred Stock at the time outstanding, the shares of the Series EE Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of the Series EE Preferred Stock in proportion to the number of Series EE Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series EE Preferred Stock shall be redeemed from time to time.

(e) If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors, which bank or trust company may be an affiliate of the Corporation (the “Depositary Company”), in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except for the right of the holders thereof to receive the amount payable on such redemption from the Depositary Company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any

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funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall look only to the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(f) Shares of the Series EE Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) be retired and have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

7. Amendment of Resolution. The Board of Directors reserves the right from time to time to increase or decrease the number of shares that constitute the Series EE Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Certificate of Incorporation.

8. Rank. Any capital stock of any class or series of the Corporation shall be deemed to rank:

(a) senior to shares of the Series EE Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, if the holders of capital stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up, as the case may be, in preference or priority to the holders of shares of the Series EE Preferred Stock (and as used herein, the term “senior to the Series EE Preferred Stock” and like terms refer to any class or series of capital stock that ranks senior to the Series EE Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require);

(b) on a parity with shares of the Series EE Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation preferences per share thereof be different from those of the Series EE Preferred Stock, if the holders of capital stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up, as the case may be, in proportion to or otherwise based on their respective dividend rates or liquidation preferences, without preference or priority of one over the other as between the holders of such capital stock and the holders of shares of the Series EE Preferred Stock (and as used herein, the term “Parity Preferred Stock,” and “on a parity with the Series EE Preferred Stock” and like terms refer to any class or series of capital stock that ranks on a parity with the shares of the Series EE Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require); and

(c) junior to shares of the Series EE Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, if such class or series shall be common stock or if the holders of the Series EE Preferred Stock shall be entitled to the receipt of dividends or of

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amounts distributable upon liquidation, dissolution or winding-up, as the case may be, in preference or priority to the holders of capital stock of such class or series (and as used herein, the term “junior to the Series EE Preferred Stock” and like terms refer to the common stock and any other class or series of capital stock over which the Series EE Preferred Stock has preference or priority, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require).

The Series EE Preferred Stock shall rank as to dividends and upon liquidation, dissolution or winding-up on a parity with the Corporation’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, 5.45% Non-Cumulative Preferred Stock, Series P, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S, 6.70% Non-Cumulative Preferred Stock, Series T, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, 6.30% Non-Cumulative Preferred Stock, Series W, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, 6.125% Non-Cumulative Preferred Stock, Series Y, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, 6.10% Non-Cumulative Preferred Stock, Series AA, 6.15% Non-Cumulative Preferred Stock, Series BB, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series CC and 5.75% Non-Cumulative Preferred Stock, Series DD.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand as of this 23rd day of January, 2019.

JPMORGAN CHASE & CO.

By:	/s/ Molly Carpenter
	Name:	Molly Carpenter
	Title:	Corporate Secretary

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